Exhibit 10.1

March 21, 2018

Confidential to: Nik Rupp:

Dear Nik:

We are pleased to offer you the position of Chief Financial Officer with Papa Murphy’s. In this position you would be a full-time employee reporting directly to me.

We look forward to a mutually beneficial relationship and believe that your skills and experience will help us to reach our goals. This letter will serve as an outline of the terms of the agreement.

Base Salary and Short-Term Incentive Compensation
Base salary of $315,000 annualized. Your salary will be reviewed every year beginning in 2019 consistent with the Leadership Team compensation and performance review cycle.

This position qualifies to receive a target incentive payment of 50% of your base salary contingent on the Company’s attainment of its sales and profitability goals, the Company’s ability to fund the incentive compensation pool, and attainment of your personal performance goals. You will be eligible to receive a pro-rated short term incentive payment in 2019 based on 2018’s performance against the criteria above and your start date.

Long-Term Incentive Compensation
This position qualifies to receive the right and option to purchase, on the terms and conditions set forth in the 2014 Equity Incentive Plan and the Stock Option Agreement, 50,000 shares of Papa Murphy’s Holdings, Inc. stock. The options will vest in 1/4th installments on the first, second, third and fourth anniversaries of the date of grant, subject to your continued employment on the applicable vesting dates. The options will be granted to you on the first business day of the quarter following your start date (e.g., if you were to start in April 2018, the options would be granted on the first business day of the first quarter or July 3, 2018).

Executive Employment and Non-Competition Agreement
Upon your start date Papa Murphy’s will enter into an Executive Employment and Non-Competition Agreement in the form attached hereto which will set forth terms of severance should your employment be terminated after its execution. The Executive Employment and Non-Competition Agreement will include, among other provisions, that should Papa Murphy’s terminate your employment without Cause (as defined in the Executive Employment and Non-Competition Agreement) you will be eligible to receive salary and benefits for 12 months, subject to non-competition, non-solicitation and confidentiality provisions. Once the Executive Employment and Non-Competition Agreement is executed, unless terminated, the employment

8000 NE Parkway Dr., Suite 350 ● Vancouver, WA 98662 ● Tel: (360) 260-7272 ● Fax (360) 260-0500

March 21, 2018

period under it will be automatically extended annually on April 1st of each year for an additional 12-month period.

Sign-On Bonus
Papa Murphy’s will provide a $25,000 signing bonus, less applicable tax withholding, to be paid on the first payday following your start date. If you voluntarily separate from Papa Murphy’s before your one-year anniversary, you will repay this bonus to the company on a pro-rated basis (i.e. separate at 10 months, repay 2/12ths).

Medical Benefits and 401(k)
You will be eligible to apply for Papa Murphy’s Health and Welfare plan which includes: Medical, Dental, Rx, optional Vision and FSA coverage.

Company paid Life and Accidental Death and Dismemberment Insurance. Life Insurance is equal to your annual base salary up to a maximum of $400,000.

You will be eligible to enroll in the 401(k) savings plan the first of the month after six months of service. If you contribute to the 401(k) plan, you will be eligible to receive a Safe Harbor matching contribution equal to 100% of the amount you contribute to the plan up to the first 3% plus 50% of the amount you contribute between 3% and 5%. Match contributions are immediately vested.

Paid Time Off and Observed Company Holidays
As Papa Murphy’s Chief Executive Officer your Paid Time Off (PTO) is subject to the terms and conditions of the Company’s Leadership Team Flexible PTO Policy. This policy applies to eligible employees’ absences not related to the Family and Medical Leave Act (FMLA) leave lasting less than four weeks, including bereavement, sick, vacation, and jury duty. In essence, you are not held to the constraints of a PTO bank of hours. PTO simply requires my approval.

Company paid Holidays include: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, Day after Thanksgiving, and Christmas.

Liability
As the Chief Executive Officer and a Director, you will have insurance coverage under Papa Murphy’s Directors and Officers liability insurance plans.

Pizza Perk
50% pizza discount at Papa Murphy’s Company Stores.

This offer is contingent upon the successful completion of an investigative consumer report (background check). We will notify you upon completion of this check

As discussed, we would like you to start work on April 9th, 2018 and will determine a mutually agreed to start date upon your acceptance. Please sign the acceptance portion of this letter within 24 hours and fax it to 360-397-6665 or scan/email it to Stephanie Richmond at stephanie.richmond@papamurphys.com.

8000 NE Parkway Dr., Suite 350 ● Vancouver, WA 98662 ● Tel: (360) 260-7272 ● Fax (360) 260-0500

March 21, 2018

We look forward to you joining the Papa Murphy's team! Please contact me at (503) 360-XXXX if you have any questions.

Sincerely,

/s/ Weldon Spangler
Weldon Spangler
Chief Executive Officer

Accepted: ________________________     ________________________
Nik Rupp     Date

8000 NE Parkway Dr., Suite 350 ● Vancouver, WA 98662 ● Tel: (360) 260-7272 ● Fax (360) 260-0500